Exhibit 16.2
November 5, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561
Dear Sirs:
We have read Item 4.01 — Changes in Registrant’s Certifying Accountant of Cornerstone Therapeutics Inc.’s Current Report on Form 8-K dated October 30, 2008, and have the following comments:
1.	We agree with the statements made in the second, third and fourth paragraphs of the section titled “Hughes Pittman Gupton”.

2.	We have no basis on which to agree or disagree with the statements made in the remaining paragraphs.
Yours truly,
/s/ Hughes Pittman & Gupton, LLP
Raleigh, North Carolina